Conformed Copy
















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                          ----------------------------
                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------




                    dated as of the 3rd day of December, 1996


                                  by and among


                               DIME BANCORP, INC.


                           FIFTH AVENUE PROPERTY CORP.


                                       and


                                BFS BANKORP, INC.








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



                                TABLE OF CONTENTS
                                                                           Page

                                    RECITALS

A.   Dime...................................................................  1
B.   Merger Sub.............................................................  1
C.   BFS....................................................................  1
D.   The Merger.............................................................  1
E.   The Bank Merger........................................................  1
F.   Certain Arrangements...................................................  2
G.   Approvals..............................................................  2

                                    ARTICLE I

                       The Merger; Effective Time; Closing

1.1  The Merger.............................................................  2
1.2  Effective Time.........................................................  2
1.3  Closing................................................................  3

                                   ARTICLE II

                    Governing Documents; Directors; Officers

2.1  Certificate of Incorporation...........................................  3
2.2  By-laws................................................................  4
2.3  Directors..............................................................  4
2.4  Officers...............................................................  4

                                   ARTICLE III

                           Effect of Merger on Shares;
                    Merger Consideration; Payment for Shares

3.1  Effect of the Merger on Shares of BFS Common Stock.....................  4
3.2  Payment for Shares.....................................................  5
3.3  Dissenters' Shares.....................................................  7

                                   ARTICLE IV

                         Representations and Warranties

4.1  Representations and Warranties of BFS..................................  7
4.2  Representations and Warranties of Dime................................. 25

                                                                           Page

                                    ARTICLE V

                                    Covenants

5.1  Conduct of Business Pending the Effective Time......................... 27
5.2  Acquisition Proposals.................................................. 31
5.3  Certain Policies of BFS................................................ 32
5.4  Employees; Employee Benefit Plans...................................... 32
5.5  Access and Information................................................. 33
5.6  Options................................................................ 35
5.7  Stockholder Approval................................................... 35
5.8  Efforts to Consummate; Proxy Statement; Other Filings.................. 36
5.9  Information Supplied................................................... 37
5.10 Publicity.............................................................. 37
5.11 Notification of Certain Matters........................................ 38
5.12 Indemnification; Directors' and Officers' Insurance.................... 38
5.13 Bank Merger............................................................ 40
5.14 Forbearance by Dime.................................................... 40
5.15 Advisory Board......................................................... 40

                                   ARTICLE VI

                                   Conditions

6.1  Conditions to Each Party's Obligation to
       Effect the Merger.................................................... 41
6.2  Conditions to Obligation of Dime....................................... 42
6.3  Conditions to Obligation of BFS........................................ 42

                                   ARTICLE VII

                        Termination, Amendment and Waiver

7.1  Termination............................................................  43
7.2  Effect of Termination..................................................  44
7.3  Termination Fee........................................................  44

                                  ARTICLE VIII

                               General Provisions

8.1  Survival............................................................... 45
8.2  Expenses............................................................... 45
8.3  Modification or Amendment.............................................. 45
8.4  Waiver of Conditions................................................... 46
8.5  Notices................................................................ 46

                                                                           Page

8.6  Certain Definitions; Interpretation.................................... 47
8.7  Entire Agreement....................................................... 49
8.8  Assignment............................................................. 49
8.9  No Third-Party Beneficiaries........................................... 49
8.10 Governing Law.......................................................... 49
8.11 Counterparts........................................................... 49


                                     ANNEXES

Annex 1  -  Form of Bank Merger Agreement
Annex 2  -  Form of Gould Agreement
Annex 3  -  Form of President Agreement

                                    SCHEDULES

Schedule 4.1(c)      -  Subsidiaries
Schedule 4.1(d)      -  Stock Option Plans
Schedule 4.1(g)      -  Certain Agreements
Schedule 4.1(i)      -  Certain Loans
Schedule 4.1(j)(1)   -  Certain Changes
Schedule 4.1(j)(2)   -  Certain Liabilities
Schedule 4.1(k)      -  Title to Assets; Encumbrances
Schedule 4.1(l)      -  Certain Conflicts
Schedule 4.1(m)      -  Certain Litigation
Schedule 4.1(n)      -  Certain Tax Matters
Schedule 4.1(o)      -  Insurance
Schedule 4.1(q)      -  Employee Benefit Plans
Schedule 4.1(r)      -  Certain Environmental Matters
Schedule 4.1(s)      -  Material Agreements
Schedule 4.1(v)      -  Derivative Securities
Schedule 4.1(w)      -  Certain Controls
Schedule 5.1         -  Certain Actions
Schedule 5.1(b)(16)  -  Certain Bonus Payments; Salary Increases
Schedule 5.3         -  Certain Policies and Reserves

                             INDEX OF DEFINED TERMS

                                                                  Location of
         Term                                                     Definition

1993 Agreement.....................................................4.1(d)(3)
Acquisition Proposal...............................................5.2
Acquisition Transaction............................................7.3(b)
Agreement..........................................................Preamble
Asset Classification...............................................4.1(i)(2)
Balance Sheet......................................................4.1(j)(2)
Banking Regulators.................................................4.1(l)(7)
Bank Merger........................................................Recital E
Bank Merger Approvals..............................................Recital E
BFS................................................................Preamble
BFS Bank...........................................................Recital E
BFS Common Stock...................................................Recital C
BFS Employees......................................................5.4(a)
BFS ESOP...........................................................5.4(c)
BFS Meeting........................................................5.7
BFS Options........................................................5.6
BFS Stock Plans....................................................4.1(d)(2)
Certificate........................................................3.1(a)
Certificate of Incorporation.......................................2.1
Certificate of Merger..............................................1.2(a)
Claim..............................................................5.12(a)
Closing............................................................1.3
Closing Date.......................................................1.3
Compensation Plans.................................................4.1(q)(1)
Contracts..........................................................4.1(g)(2)
Derivative Securities..............................................4.1(v)(1)
DGCL...............................................................1.1
Dime...............................................................Preamble
Dime Savings.......................................................Recital E
Dissenters' Shares.................................................3.1
Effective Time.....................................................1.2(a)
Employees..........................................................4.1(q)(1)
Encumbrances.......................................................4.1(c)(3)
Environmental Law..................................................4.1(r)(1)
ERISA..............................................................4.1(q)(1)
ERISA Affiliate....................................................4.1(q)(3)
Exception Shares...................................................3.1
Exchange Act.......................................................4.1(f)
FDI Act............................................................Recital E
FDIC...............................................................4.1(c)(2)
FHLB...............................................................4.1(h)(1)
Gould Agreement....................................................Recital F
Governing Documents................................................4.1(b)
Governmental Entities..............................................4.1(f)
Hazardous Substances...............................................4.1(r)(1)
HOLA...............................................................Recital A

                                                                  Location of
         Term                                                     Definition


Indemnified Parties................................................5.12(a)
individually or in the aggregate...................................8.6(a)
Insurance Amount...................................................5.12(c)
Internal Revenue Code..............................................4.1(n)(4)
Lending Laws.......................................................4.1(l)(1)
Liabilities........................................................4.1(j)(2)
Loans..............................................................4.1(i)(2)
material...........................................................8.6(a)
Material Adverse Effect............................................8.6(a)
Merger.............................................................Recital D
Merger Consideration...............................................3.1(a)
Merger Sub.........................................................Preamble
NASD...............................................................4.1(f)
OREO...............................................................4.1(i)(4)
OTS................................................................Recital E
Paying Agent.......................................................3.2(a)
PCBs...............................................................4.1(r)(1)
Pension Plan.......................................................4.1(q)(2)
Person.............................................................8.6(a)
Plans..............................................................4.1(q)(2)
President Agreement................................................Recital F
prior consultation.................................................8.6(a)
Proxy Statement....................................................5.8(b)(1)
Regulatory Approvals...............................................Recital G
Reports............................................................4.1(h)(2)
Representatives....................................................5.5
SAIF...............................................................4.1(c)(2)
Shares.............................................................3.1(a)
SEC................................................................4.1(h)(1)
Securities Act.....................................................4.1(h)(2)
Securities Laws....................................................4.1(h)(2)
significant subsidiary.............................................7.3(b)(1)
subsidiary.........................................................8.6(a)
Surviving Bank.....................................................Recital E
Surviving Corporation..............................................Recital D
Tax................................................................4.1(n)(1)
Trigger Event......................................................7.3(a)

          AGREEMENT AND PLAN OF MERGER, dated as of the 3rd day of December, 1996 (this "Agreement"), by and among Dime Bancorp, Inc. ("Dime"), Fifth Avenue Property Corp. ("Merger Sub") and BFS Bankorp, Inc. ("BFS").


                                    RECITALS

          A. Dime. Dime has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with its principal executive offices located in New York, New York. Dime is a savings and loan holding company registered under the Home Owners' Loan Act, as amended ("HOLA").

          B. Merger Sub. Merger Sub has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with its principal executive offices located in New York, New York. Merger Sub is a wholly owned subsidiary of Dime.

          C. BFS. BFS has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with its principal executive offices located in New York, New York. As of the date hereof, BFS has 6,000,000 authorized shares of common stock, par value $.01 per share ("BFS Common Stock"), of which no more than 1,635,480 shares are outstanding as of the date hereof, and 2,000,000 authorized shares of preferred stock, par value $.01 per share, of which no shares are issued or outstanding as of the date hereof (no other class or series of capital stock being authorized). BFS is a savings and loan holding company registered under HOLA.

          D. The Merger. At the Effective Time (as defined in Section 1.2), the parties to this Agreement intend to effect the merger (the "Merger") of Merger Sub with and into BFS, with BFS the corporation surviving the Merger. BFS, as the surviving corporation, is sometimes referred to in this Agreement as the "Surviving Corporation".

          E. The Bank Merger. Immediately following the Effective Time, Dime and BFS intend that Dime and the Surviving Corporation will effect the merger (the "Bank Merger") of Bankers Federal Savings FSB, a wholly owned federal savings bank subsidiary of BFS ("BFS Bank"), with and into The Dime Savings Bank of New York, FSB, a wholly owned federal savings bank subsidiary of Dime ("Dime Savings"). The Bank Merger shall be effected pursuant to an agreement and plan of merger in substantially the form of Annex 1 to this Agreement and is subject, among other conditions set forth therein, to the prior approval (including any requisite waiting periods, the "Bank Merger Approvals") of the Office of Thrift Supervision (the "OTS") under Sections 5(d)(3) and 18(c) of the Federal Deposit Insurance Act, as amended (the "FDI Act"). Dime Savings, as the surviving federal savings bank in the Merger, is sometimes referred to in this Agreement as the "Surviving Bank".

          F. Certain Arrangements. As an inducement to and condition of Dime's willingness to enter into this agreement, (1) Fredric H. Gould and Gould Investors, L.P. have entered into an agreement with Dime, substantially in the form of Annex 2 to this Agreement (the "Gould Agreement"), and (2) James A. Randall, President and Chief Executive Officer of BFS, has entered into an agreement with Dime, substantially in the form of Annex 3 to this Agreement (the "President Agreement").

          G. Approvals. The Boards of Directors of Dime and BFS (at meetings duly called and held) have determined that this Agreement, the Merger and the other transactions contemplated hereby are in the best interests of Dime and BFS, respectively, and their respective stockholders and have approved this Agreement. Consummation of the Merger is subject to (1) the prior approval of the stockholders of BFS, (2) the prior approval of the OTS under Section 10(e) of HOLA and (3) the Bank Merger Approvals (items (2) and (3), collectively, the "Regulatory Approvals"), among other conditions specified herein.

          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                                    ARTICLE I

          The Merger; Effective Time; Closing

          1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into BFS, and the separate corporate existence of Merger Sub shall thereupon cease. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

          1.2 Effective Time. (a) Subject to the terms and conditions of this Agreement, the parties to this Agreement will cause a certificate of merger to be executed, acknowledged and filed with the Secretary of the State of Delaware as provided in Section 251 of the DGCL (the "Certificate of Merger"). The Merger shall become effective at such time as the Certificate of Merger has been filed with such Secretary of the State, or at such other time as may be specified in the Certificate of Merger in accordance with applicable law. The date and time when the Merger shall become effective is herein referred to as the "Effective Time".

          (b) The parties to this agreement will use all reasonable efforts to cause the Effective Time to occur at a time and date specified by Dime, which time and date shall be not later than the opening of business on the first business day of the month next commencing after the date of satisfaction or waiver of the last of the conditions specified in Sections 6.1(a) and (b) of this Agreement; provided, that if such day is to occur fewer than 10 days after such date of satisfaction or waiver, the Effective Time shall be not later than the opening of business on the first business day of the next succeeding month. Notwithstanding anything to the contrary in this Section 1.2, the parties hereto may cause the Effective Time to occur on such earlier or later day following the satisfaction or waiver of such conditions as they may agree in writing, consistent with the provisions of the DGCL.

          1.3 Closing. The closing of the Merger (the "Closing") shall take place at such place within The City of New York as the parties hereto shall agree, at 8:00 a.m. on the date when the Effective Time is to occur. The date upon which the Closing shall occur is herein referred to as the "Closing Date".

                                   ARTICLE II

                    Governing Documents; Directors; Officers

          2.1 Certificate of Incorporation. By virtue of the Merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as the certificate of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, except that
Article I thereof shall be further amended to replace the reference to "Fifth Avenue Property Corp." therein with "BFS Bankorp, Inc."; such certificate of incorporation, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation (the "Certificate of Incorporation"), until duly amended in accordance with the terms thereof and the DGCL.

          2.2 By-laws. By virtue of the Merger, the by-laws of the Surviving Corporation shall be amended and restated to read in their entirety as the by-laws of the Merger Sub, as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof, the Certificate of Incorporation and the DGCL.

          2.3 Directors. By virtue of the Merger, the Board of Directors of the Surviving Corporation shall consist of the directors of the Merger Sub serving immediately prior to the Effective Time, and such directors, together with any additional directors as may thereafter be elected, shall hold such office until their successors are elected and qualified in accordance with the terms of the DGCL and the Certificate of Incorporation and the by-laws of the Surviving Corporation.

          2.4 Officers. By virtue of the Merger, the officers of the Surviving Corporation shall be the officers of the Merger Sub immediately prior to the Effective Time, and such officers, together with any additional officers as may be agreed upon prior thereto by Dime and BFS or as may be appointed thereafter, shall serve in accordance with the terms of the DGCL and the Certificate of Incorporation and by-laws of the Surviving Corporation.

                                   ARTICLE III

                           Effect of Merger on Shares;
                    Merger Consideration; Payment for Shares

          3.1 Effect of the Merger on Shares of BFS Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any stockholder:

          (a) Each share of BFS Common Stock issued and outstanding immediately prior to the Effective Time (collectively, the "Shares"), other than Exception Shares (as defined below), shall be converted into the right to receive, without interest, an amount in cash equal to $52.00 (the "Merger Consideration"); provided, that if the Effective Time occurs after June 1, 1997, the Merger Consideration payable per Share shall be increased by an amount equal to the product of $.01 and the number of days elapsed during the period beginning on but excluding June 1, 1997, through and including the date on which the Effective Time occurs, and all references herein to the Merger Consideration shall be deemed to include such increase. All such Shares, other than Exception Shares, shall cease to be outstanding, shall be cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing such Shares (a "Certificate") shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration upon exchange of such Certificate in accordance with Section 3.2.

          (b) Each Exception Share, other than Dissenters' Shares (as defined below), shall cease to be outstanding, shall be cancelled and retired and shall cease to exist, and no consideration shall be payable with respect thereto.

          (c) Each share of capital stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a share of capital stock of the Surviving Corporation having the same par value and denomination, and such shares shall thereafter constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

For purposes of this Agreement, "Exception Shares" means (1) Shares owned, other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, by Dime or a subsidiary (as defined in Section 8.6) of Dime, (2) Shares that have not been voted in favor of approval of the Merger and with respect to which appraisal rights have been perfected in accordance with
Section 262 of the DGCL ("Dissenters' Shares") and (3) shares of BFS Common Stock held by BFS or a subsidiary of BFS in treasury.

          3.2 Payment for Shares. (a) Appointment of Paying Agent. For the six-month period commencing on the Effective Time, Dime shall cause to be made available to a paying agent (which may be a subsidiary of Dime) appointed by Dime (the "Paying Agent") funds sufficient in the aggregate to allow the Paying Agent to make payments of the Merger Consideration to former holders of Shares in accordance with Section 3.1. At the end of such six-month period, Dime shall be entitled to cause the Paying Agent to deliver to it any of such funds (including any interest received in respect thereof) that have not then been disbursed to former holders of Shares. Any former holders of Shares who have not theretofore surrendered their Certificates for payment pursuant to this Article III shall thereafter be entitled to look exclusively to Dime, and only as general creditors thereof, for any payment due upon surrender of their Certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (b) Procedures for Surrender. Promptly after the Effective Time, Dime shall cause the Paying Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Shares (other than Exception Shares) a form of letter of transmittal containing instructions for use in effecting the surrender of Certificates in exchange for payment pursuant to this Article III. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount to which such holder is entitled pursuant to this Article III, after giving effect to any required tax withholdings, and the Certificate so surrendered shall forthwith be cancelled. No interest will accrue or be paid on any amount payable upon surrender of Certificates. If any payment is to be made to a person other than the registered holder of the Certificate surrendered therefor, it shall be a condition of such payment that the Certificate be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the making of such payment to a person other than the registered holder of the Certificate surrendered (or shall establish to the satisfaction of Dime that any such taxes have been paid or are not applicable).

          (c) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Dime, the posting by such person of a bond in such amount as Dime may direct as indemnity against any claim that may be made against it with respect to such Certificate, Dime shall, in exchange for such lost, stolen or destroyed Certificate, cause to be paid the amount deliverable in respect thereof pursuant to this Article III.

          (d) Transfers. At and after the Effective Time, there shall be no further registration or transfers of shares of BFS Common Stock, and the stock ledgers of BFS shall be closed. After the Effective Time, Certificates presented to the Surviving Corporation for transfer shall be cancelled and exchanged for the payment to which the holder thereof is entitled pursuant to this Article III (any certificates representing Dissenters' Shares so presented for transfer shall be treated in accordance with the provisions of Section 3.3).

          3.3 Dissenters' Shares. The Surviving Corporation shall pay for any Dissenters' Shares in accordance with Section 262 of the DGCL, and the holders thereof shall not be entitled to receive any Merger Consideration; provided, that if appraisal rights under Section 262 of the DGCL with respect to any Dissenters' Shares shall have been effectively withdrawn or lost, such shares will thereupon cease to be treated as Exception Shares and shall be converted into the right to receive the Merger Consideration pursuant to Section 3.1(a).


                                   ARTICLE IV

                         Representations and Warranties

          4.1 Representations and Warranties of BFS. BFS hereby represents and warrants to Dime that:

          (a) Recitals True. The statements of fact set forth in Recitals C and G of this Agreement with respect to BFS and BFS Bank are true.

          (b) Organization and Qualification. Each of BFS and its subsidiaries has the requisite corporate power and authority to own or lease its material properties and material assets and to carry on its business in all material respects as it is now being conducted and is duly qualified to do business and in good standing in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for any failure to be so qualified that, individually or in the aggregate, would not have a Material Adverse Effect (as defined in Section 8.6) on it. BFS has made available to Dime a complete and correct copy of the Governing Documents (as defined below) of BFS and each of its subsidiaries, each as amended to date and currently in full force and effect. "Governing Documents" means, with respect to any organization,
     (1) those instruments that constitute its charter as filed or recorded under the general corporation or other applicable law of the jurisdiction of its incorporation or organization, including the articles or certificates of its incorporation or association, any amendments thereto and any articles or certificates of merger or consolidation, and (2) its by-laws.

          (c) Subsidiaries. (1) Schedule 4.1(c) lists all of the subsidiaries of BFS and its percent ownership thereof. Except as so listed or as otherwise set forth on Schedule 4.1(c), none of BFS or any of its subsidiaries owns any stock, partnership, joint venture or limited liability company interest or any other equity security issued by any Person (as defined in Section 8.6) (or any security convertible into, or right to acquire, any of the preceding) other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith.

          (2) BFS Bank is the only subsidiary of BFS that accepts demand deposits. BFS Bank is a federal savings bank duly organized under the laws of the United States, an "insured depository institution" as defined in the FDI Act and applicable regulations thereunder and is a member of the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC"). All of its deposits are subject to assessments payable to the SAIF.

          (3) All the outstanding shares of capital stock of BFS Bank are owned directly and of record by BFS, free and clear of all liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights or other encumbrances or restrictions of any kind (collectively, "Encumbrances"). All the shares of capital stock indicated as owned by BFS or a subsidiary of BFS on Schedule 4.1(c) are owned directly and of record by BFS or a subsidiary of BFS, free and clear of all Encumbrances.

          (d) Capital Stock. (1) All of the issued and outstanding shares of capital stock of BFS and BFS Bank, and all of the shares of capital stock of BFS's other subsidiaries that are owned by BFS or a subsidiary of BFS, have been duly authorized and are validly issued, fully paid and nonassessable.

          (2) As of the date of this Agreement, there were outstanding under the stock option and other plans identified in Schedule 4.1(d) (collectively, the "BFS Stock Plans"), options or rights to acquire an aggregate of 159,220 shares of BFS Common Stock, at an average exercise price of $9.65 and on the other terms set forth in Schedule 4.1(d) (subject to adjustment on the terms set forth in the BFS Stock Plans). As of the date of this Agreement, BFS has no shares of BFS Common Stock reserved for issuance, other than 17,474 shares reserved for issuance under the BFS Stock Plans, and has no shares of preferred stock reserved for issuance.

          (3) Except as set forth in Recital C and except for shares of BFS Common Stock to be issued after the date hereof pursuant to the options outstanding as of the date hereof under the BFS Stock Plans, there are no shares of capital stock of BFS authorized, issued or outstanding. There are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of BFS or any of its subsidiaries of any character relating to the issued or unissued capital stock or other securities of BFS or any of its subsidiaries (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, redemption, voting or transfer thereof), other than
     (A) the Agreement, dated as of April 3, 1993, between BFS, Fredric H. Gould, Gould Investors, L.P. and the other persons and entities identified therein, as amended by Amendment No. 1 thereto (as so amended, the "1993 Agreement"), (B) the Gould Agreement, (C) the President Agreement or (D) as set forth in Section 4.1(d)(2).

          (e) Corporate Authority. (1) BFS has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to the adoption by the holders of a majority of the issued and outstanding shares of BFS Common Stock of the agreement of merger contained in this Agreement insofar as required by Section 251 of the DGCL, to consummate the transactions contemplated hereby. This Agreement is a valid and legally binding agreement of BFS enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors' rights generally and to general equitable principles.

          (2) The Board of Directors of BFS (at a meeting duly called and held) has by requisite vote authorized and approved this Agreement and the transactions, including the Merger, contemplated hereby and directed that the agreement of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement be submitted for consideration to, and adoption by, its stockholders in accordance with Section 251 of the DGCL.

          (3) BFS has taken all action required, if any, to exempt irrevocably this Agreement, the Merger and the other transactions contemplated hereby from the provisions of Article Eighth of its certificate of incorporation and the requirements of any "business combination", "moratorium", "control share" or any other state antitakeover statute or regulation, including
     Section 203 of the DGCL.

          (f) Governmental Filings. Other than the Regulatory Approvals, as provided in Section 1.2 and as required under the Securities and Exchange Act of 1934, as amended (including the rules and regulations thereunder, the "Exchange Act"), state securities and "Blue Sky" laws or the rules of the National Association of Securities Dealers, Inc. (the "NASD"), no notices, reports or other filings are required to be made by BFS with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by BFS from, any domestic or foreign governmental or regulatory authority, agency, court, commission or other entity (collectively, "Governmental Entities"), in connection with the execution, delivery or performance of this Agreement by BFS and the consummation by it of the Merger and the other transactions contemplated hereby, other than those the failure of which to obtain or make (1) will not have, individually or in the aggregate, a Material Adverse Effect on BFS and (2) could not prevent, materially delay or materially burden, or permit any Person to enjoin the consummation of, the transactions contemplated by this Agreement.

          (g) No Conflicts. The execution, delivery and performance of this Agreement by BFS does not and will not, and (upon receipt of the Regulatory Approvals, the expiration of any related waiting period, compliance with the other requirements identified in Section 4.1(f) and the adoption of shareholders referred to in Section 4.1(e)(1)) the consummation by it of the Merger and the other transactions contemplated hereby will not, with or without the giving of notice, the lapse of time or both:

               (1) Conflict with or violate the Governing Documents of BFS or any subsidiary of BFS;

               (2) Except as set forth on Schedule 4.1(g), constitute or result in a breach of or default under, permit the termination of or permit the acceleration of the performance required by, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation

          (collectively, "Contracts") of BFS or any subsidiary of BFS (or to which their respective properties are subject);

               (3) Result in the creation or imposition, pursuant to any Contract, of any Encumbrance on any of the properties or assets of BFS or any subsidiary of BFS; or

               (4) Violate or breach any law, rule, ordinance, regulation, judgment, decree, order, award or governmental or non-governmental permit or license to which BFS or any subsidiary of BFS (or any of their respective properties) is subject or permit the termination of any of the foregoing;

     except, in the cases of clauses (2) through (4), for such breaches, defaults, Encumbrances, violations or terminations that, individually or in the aggregate, would not have a Material Adverse Effect on BFS.

          (h) Reports and Financial Statements. (1) With respect to periods since September 30, 1994, each of BFS and its subsidiaries has timely filed, and has paid all fees or assessments due or payable in connection with, all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with
     (A) the Securities and Exchange Commission (the "SEC"), (B) the OTS, (C) the FDIC, (D) the Federal Home Loan Bank of New York (the "FHLB"), (E) any other applicable federal or state banking, insurance, securities, or other regulatory authorities or (F) the NASD. Each such report or statement, including the financial statements and exhibits thereto, complied (or will comply, in the case of reports or statements filed after the date of this Agreement) as to form with all applicable statutes, rules and regulations as of the (in the case of reports or statements filed prior to the date hereof, without giving effect to any amendments or modifications filed after the date of this Agreement) date thereof, except for such failures to comply that, individually or in the aggregate, would not have a Material Adverse Effect on BFS.

          (2) BFS has made available to Dime a true and complete copy of each registration statement, offering circular, report, definitive proxy statement or information statement under the Securities Act of 1933, as amended (including the rules and regulations thereunder, the "Securities Act"), the Exchange Act, 12 C.F.R. Parts 563d and 563g and state securities and "Blue Sky" laws (collectively, the "Securities Laws") filed, used or circulated by BFS or any subsidiary of BFS with respect to periods since September 30, 1994 through the date of this Agreement, and will promptly deliver to Dime each such document or statement filed, used or circulated after the date hereof (collectively, the "Reports"), each in the form (including exhibits and any amendments thereto) filed with the SEC or the OTS (or if not so filed, in the form used or circulated), including BFS's Annual Report on Form 10-K for the fiscal year ended September 30, 1995 and its Quarterly Reports on Form 10-Q for the periods ended December 31, 1995, March 31, 1996 and June 30, 1996.

          (3) As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of the Reports, including the financial statements, exhibits and schedules thereto, filed, used or circulated prior to the date hereof complied (and each of the Reports filed after the date of this Agreement, will comply) in all material respects with the applicable Securities Laws and did not (or in the case of Reports filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (4) Each of BFS's consolidated balance sheets included in the Reports fairly presents (or, in the case of Reports filed after the date of this Agreement, will fairly present) in all material respects the consolidated financial position of BFS and its subsidiaries as of the date of such balance sheet and each of the consolidated income statements and statements of changes in stockholders' equity included in the Reports fairly presents (or, in the case of Reports filed after the date of this Agreement, will fairly present) in all material respects the consolidated results of operations and retained earnings, as the case may be, of BFS and its subsidiaries for the periods set forth therein (subject, in the case of interim statements, to normal year-end adjustments that are not material in amount or effect), in each case in conformity with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

          (i) Loans; OREO. (1) The allowance for possible loan losses shown on the Balance Sheet (as defined below) was, and such allowance shown on each of the consolidated balance sheets of BFS that is as of a date after the date hereof and contained in any Report will be, adequate in all material respects, as of the date of such balance sheet, to provide for estimable and probable losses, net of recoveries relating to loans previously charged off, inherent in its loan portfolio. The term "Balance Sheet" means the consolidated balance sheet of BFS at June 30, 1996 included in its Quarterly Report on Form 10-Q for the period then ended, as filed with the SEC prior to the date hereof.

          (2) Schedule 4.1(i) sets forth a list, accurate and complete in all material respects, of all Loans (as defined below), other than any such loans, leases, extensions of credit, commitments or other assets the unpaid principal balance of which does not exceed $100,000, of BFS and its subsidiaries that have been criticized or classified as of September 30, 1996 by it or any such subsidiary, separated by category of classification or criticism (the "Asset Classification"); no amounts of such Loans that have been classified or criticized as of the date hereof by any representative of any Banking Regulator (as defined in Section 4.1(l)) as "Other Loans Especially Mentioned", "Substandard", "Doubtful", "Loss" or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts that were charged off by BFS or its subsidiaries prior to the date hereof; and no such Loans as of September 30, 1996 that have been or, to its knowledge, should have been classified as "non-accrual", "restructured", "90 days past due", "still accruing and doubtful of collection" or any comparable classification are excluded from the amounts disclosed in the Asset Classification. For purposes of this Agreement, the term "Loans" shall mean loans, leases, extensions of credit, commitments to extend credit and other assets.

          (3) Except as would not, individually or in the aggregate, have a Material Adverse Effect on BFS, each loan or extension of credit of BFS or any of its subsidiaries as of the date of this Agreement (A) is evidenced by notes, agreements or other evidences of indebtedness that are true and genuine, (B) is secured to the extent contemplated by the terms thereof,
     (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors' rights generally and to general equity principles, and (D) to BFS's knowledge, is not subject to any defenses that may be asserted against BFS or any of its subsidiaries.

          (4) The Other Real Estate Owned ("OREO") included in any non-performing assets of BFS or its subsidiaries is carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.

          (j)  Absence of Certain Events and Changes. (1) Except as set forth in
     Schedule 4.1(j)(1), since June 30, 1996, BFS and its subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and there has not been any change, development or combination of changes or developments that, individually or in the aggregate, constitutes or has resulted in a Material Adverse Effect on BFS.

          (2) BFS and its subsidiaries have no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted), including for any Tax (as defined in Section 4.1(n)) (collectively, "Liabilities"), except:
     (A) as reflected on the Balance Sheet, (B) Liabilities that have arisen in the ordinary and usual course of business after the date of such Balance Sheet, and which will be included in the next following Report of it provided to Dime, (C) as set forth in Schedule 4.1(j)(2) or (D) any Liability that, either alone or when combined with all other such Liabilities, would not have a Material Adverse Effect on BFS.

          (k) Properties. Except as disclosed or reserved against in its Reports filed with the SEC prior to the date hereof or in the Balance Sheet or as set forth in Schedule 4.1(k), BFS and its subsidiaries have good and valid title to all of the properties and assets, tangible and intangible, reflected on the Balance Sheet or acquired since the date thereof (other than real property reflected on the Balance Sheet as OREO), free and clear of all Encumbrances, except for Encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on BFS and property disposed of since the date of the Balance Sheet in the ordinary course of business.

          (l) Compliance with Laws. Except as set forth on Schedule 4.1(l), each of BFS and its subsidiaries:

               (1) Except for any failure so to comply that, individually or in the aggregate, would not have a Material Adverse Effect on BFS, has been since September 30, 1994 in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including (A) Sections 22(h), 23A and 23B of the Federal Reserve Act and (B) the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws or other laws relating to discrimination (clause (B), collectively, the "Lending Laws");

               (2) Has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, Governmental Entities that are required in order to permit it to carry on its business in all material respects as it is presently conducted and the absence of which, individually or in the aggregate, would have a Material Adverse Effect on BFS;

               (3) Has received since September 30, 1994 no notification or communication from any Governmental Entity (including the OTS and any other bank, insurance or securities regulatory authorities) or the staff thereof (A) asserting that it or any of its subsidiaries is not in compliance in any material respect with any of the statutes, regulations or ordinances that such Governmental Entity enforces; (B) threatening to revoke any material license, franchise, permit or governmental authorization; or (C) threatening or contemplating termination of FDIC deposit insurance (nor, to its knowledge, do any grounds for any of the foregoing exist);

               (4) Is not required to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive;

               (5) Is not subject to the limitations on acceptance of deposits set forth in Section 29 of the FDI Act;

               (6) With respect to BFS Bank, has been assigned a rating of "outstanding record of meeting community credit needs" or "satisfactory record of meeting community credit needs" in its most recent examination under Section 4 of the Community Reinvestment Act (no other subsidiary of BFS being an "insured depositary institution" as defined in the FDI Act); and

               (7) Is not a party or subject to (nor is any officer, director, controlling Person or property of it or any of its subsidiaries a party or subject to) any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits, including the OTS and the FDIC (collectively, the "Banking Regulators"), or the supervision or regulation of BFS or any subsidiary of BFS, and neither BFS nor any subsidiary of BFS has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

          (m) Litigation. Except as set forth in Schedule 4.1(m), there are no criminal or administrative investigations or hearings of, before or by any Governmental Entity, or civil, criminal or administrative actions, suits, claims or proceedings of, before or by any Person (including any Governmental Entity) pending or, to BFS's knowledge, threatened or contemplated against BFS or any of its subsidiaries (including under or relating to any of the Lending Laws or Securities Laws or relating to any Plan (as defined in Section 4.1(g)) of BFS or its subsidiaries) that are reasonably likely to result in a determination that, individually or in the aggregate, would have a Material Adverse Effect on BFS.

          (n) Taxes. (1) For the purposes of this Agreement, the term "Tax" shall mean any tax or governmental charge, withholding obligation, assessment, impost or levy (including, without limitation, any income, gross receipts, deposit, license, payroll, employee withholding, foreign or domestic withholding, backup withholding, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, franchise, disability, real or personal property, sales, use, transfer, ad valorem, alternative or add-on minimum or other taxes, any customs duty, unemployment insurance, social security and workers' compensation), together with any related liabilities, penalties, fines, additions to tax or interest (including any penalties, fines or similar amounts related to any information return or reporting obligations, notwithstanding that no Tax is payable if such obligations are properly discharged), imposed by the United States or any state, county, provincial, local or foreign government or subdivision or agency thereof.

          (2) Each of BFS and its subsidiaries has filed or will file all material Tax returns or reports (including all Tax-related information returns or reports) required to be filed (taking into account permissible extensions) by them on or prior to the Effective Time. All such Tax returns are (or, with respect to Tax Returns filed after the date of this Agreement, will be) correct and complete in all material respects. Each of BFS and its subsidiaries has paid or will pay in a timely manner and as required by law all material Taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee or third party (whether or not shown on any Tax return). All material Taxes which will be due and payable, whether now or hereafter, for any period ending on, prior to or including the Effective Time shall have been paid by or on behalf of BFS and its subsidiaries or shall be reflected on the books of it and its subsidiaries as an accrued Tax liability determined in a manner which is consistent with past practices and the Balance Sheet.

          (3) Except as set forth in Schedule 4.1(n), (A) neither BFS nor any of its subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes; (B) no Tax returns or reports of BFS or its subsidiaries have to its knowledge been audited by any Governmental Entity; and (C) there are no material unresolved questions, material claims or material disputes claimed or raised by any relevant taxing authority concerning the liability for Taxes of BFS or any of its subsidiaries.

          (4) Neither BFS nor any of its subsidiaries has made an election under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), for any taxable years not yet closed for statute of limitations purposes. Except as set forth in Schedule 4.1(n), there is no material dispute or material claim concerning BFS or any of its subsidiaries claimed or raised by any relevant taxing authority with respect to any Taxes arising out of membership or participation in any consolidated, affiliated, combined or unitary group of which it or any of such subsidiaries was at any time a member.

          (o) Insurance. (1) Each of BFS and its subsidiaries has taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all material rights thereunder with respect to all matters (other than matters arising in connection with this Agreement and the transactions contemplated hereby) that are known to it.
     Schedule 4.1(o) contains a list of all directors' and officers' liability insurance policies maintained by BFS or its subsidiaries as of the date of this Agreement.

          (2) BFS and its subsidiaries are, and since September 30, 1994 have been, insured for amounts management of BFS believes to be reasonable, against such risks as companies engaged in a similar business customarily are insured.

          (3) All of the insurance policies and bonds maintained by BFS and its subsidiaries are in full force and effect, it and its subsidiaries are not in default thereunder, except for any defaults that could not result in the cancellation or loss of material benefits thereunder, and all material claims thereunder have been filed in due and timely fashion.

          (p) Labor Matters. Neither BFS nor any of BFS's subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither BFS nor any of BFS's subsidiaries is the subject of any material proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike involving BFS or any of BFS's subsidiaries pending or, to BFS's knowledge, threatened, nor, to

     BFS's knowledge, is there any activity involving employees of BFS or any of its subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity, in each case, either as of the date of this Agreement or as would, individually or in the aggregate, have a Material Adverse Effect on BFS.

          (q) Employee Benefits. (1) Schedule 4.1(q) sets forth a list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, welfare, employee stock ownership, severance, stock bonus, stock purchase, restricted stock and stock option plans and all employment, severance or change in control agreements that cover employees or former employees of BFS and its subsidiaries (the "Compensation Plans"). True and complete copies of the Compensation Plans and all other benefit plans, contracts or arrangements covering current or former employees or directors of it or its subsidiaries (the "Employees"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all amendments thereto, have been made available to Dime.

          (2) All of BFS's and its subsidiaries' employee benefit plans, within the meaning of Section 3(3) of ERISA, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Employees (collectively, its "Plans"), to the extent subject to ERISA, are in all material respects in compliance with ERISA. Each of the Plans which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code, has received a favorable determination letter from the Internal Revenue Service, and to BFS's knowledge there are no circumstances likely to result in revocation of any such favorable determination letter. Neither BFS nor any of its subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in an amount that would be material to BFS.

          (3) No material liability under Subtitle C or D of Title IV of ERISA (other than payment of applicable premiums) has been or is expected to be incurred by BFS or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single- employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Internal
     Revenue Code (an "ERISA Affiliate"). BFS and its subsidiaries have not incurred and do not expect to incur any material withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event", within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any of BFS's ERISA Affiliates within the 12-month period ending on the date hereof.

          (4) All material contributions required to be made by BFS and its subsidiaries under the terms of any of its Plans have been timely made or have been reflected on the Balance Sheet. Neither any of the Pension Plans nor any single-employer plan of any of BFS's ERISA Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. Neither BFS nor its subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Sections 401(a)(29) of the Internal Revenue Code.

          (5) Under each of the Pension Plans which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not materially exceed the then current value of the assets of such Pension Plan, and to BFS's knowledge, there has been no materially adverse change in the financial condition of such Pension Plan since the last day of the most recent plan year. To BFS's knowledge, there would be no material withdrawal liability of BFS and its subsidiaries under each Compensation Plan which is a multiemployer plan to which it, its subsidiaries or its ERISA Affiliates has contributed during the preceding 12 months, if such withdrawal liability were determined as if a "complete withdrawal", within the meaning of Section 4203 of ERISA, had occurred as of the date hereof.

          (6) Except as disclosed in its Reports or as set forth in Schedule 4.1(q), neither BFS nor its subsidiaries has any obligations for retiree health and life benefits under any Compensation Plan. To BFS's knowledge, BFS or its subsidiaries may amend or terminate any Compensation Plan providing retiree health and life benefits without incurring any liability thereunder.

          (7) Except as provided in this Agreement or as identified in Schedule 4.1(q), the transactions contemplated by this Agreement will not result in the vesting or acceleration of any amounts under any Compensation Plan, any material increase in benefits under any Compensation Plan or payment of any severance or similar compensation under any Compensation Plan.

          (r) Environmental Matters. (1) For purposes of this Section 4.1(r), the following terms shall have the indicated meaning:

               "Environmental Law" means any Federal or state law, statute, rule, regulation, code, order, judgment, decree, injunction, common law or agreement with any Federal or state governmental authority relating to (A) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (B) human health or safety or (C) exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, hazardous substances, in each case as amended and now in effect.

               "Hazardous Substances" means substances that are listed, classified or otherwise regulated pursuant to any Environmental Law, including any petroleum products or by-products, polychlorinated biphenyls ("PCBs"), asbestos, lead paint or plumbing or radioactive materials.

          (2) To BFS's knowledge, except as identified in Schedule 4.1(r) and except to the extent that there would not reasonably be expected to result therefrom a Material Adverse Effect on BFS:

               (A) BFS and its subsidiaries are in compliance with all Environmental Laws;

               (B) No real property owned or operated by BFS or any of its subsidiaries is contaminated with any Hazardous Substances;

               (C) No real property formerly owned or operated by BFS or any of its subsidiaries was contaminated with any Hazardous Substances during the period of ownership or operation by it or such subsidiaries; and

               (D) BFS and its subsidiaries are not subject to liability under any Environmental Law for any off-site disposal or contamination of Hazardous Substances.

          (3) BFS and its subsidiaries have not received any claims or notices concerning any, direct or indirect, potential or actual liability or loss of BFS or any of its subsidiaries under any Environmental Law that, individually or in the aggregate, would have a Material Adverse Effect on BFS.

          (4) To BFS's knowledge, there are no circumstances or conditions involving BFS or its subsidiaries or their properties (including any participation in the management of, or the holding of a security interest in, a borrower or any other third party or property or otherwise in a role as mortgagor, trustee or fiduciary) that could reasonably be expected to result in any claims, liabilities, costs or restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law that, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on BFS.

          (5) BFS and its subsidiaries have delivered or made available to Dime true and complete copies of all environmental reports, studies, sampling data, permits, government filings and any other environmental information in its possession or reasonably available to it relating to BFS or any of its subsidiaries or any of their current or former properties or operations.

          (s) Material Agreements. (1) Except for this Agreement or as set forth in Schedule 4.1(s) or filed as an exhibit to its Reports filed with the SEC prior to the date hereof, neither BFS nor any of its subsidiaries (A) is a party to any written or oral (w) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis, or relating to severance or change-in-control related benefits for any such person, (x) agreement or understanding to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), except for securities sold under a repurchase agreement that has been entered into in the ordinary course of business for normal funding purposes and that provides a repurchase date 30 days or less after the purchase date, (y) contract or group of related contracts with the same Person for the purchase or sale of products or services under which the undelivered balance of such products or services has a purchase price in excess of $50,000 for any individual contract or $50,000 for any group of related contracts in the aggregate (including any lease that involves a remaining aggregate balance of lease payments payable of more than $50,000 or any group of related leases which involves a remaining aggregate balance of lease payments payable of more than $50,000) or (z) contract that is material to it and its subsidiaries, taken as a whole or
     (B) has any commitments for capital expenditures in excess of $50,000.

          (2) Except to the extent set forth in Schedule 4.1(s) and except to an extent that would not, individually or in the aggregate, have a Material Adverse Effect on BFS:

               (A) Each of BFS and its subsidiaries has performed all obligations required to be performed by it prior to the date hereof in connection with the contracts or commitments set forth in Schedule 4.1(s);

               (B) None of BFS or any of its subsidiaries is in receipt of any claim of default under any such contract or commitment or has any present expectation or intention of not fully performing any obligation pursuant to any such contract or commitment; and

               (C) There has been no cancellation, breach or anticipated breach by any other party to any such contract or commitment.

          (3) Neither BFS nor any of its subsidiaries is subject to, or obligated under, any agreement, arrangement or understanding that materially restricts the ability of BFS or any of its subsidiaries, or would materially restrict the ability of any successor of the preceding, to engage in any and all activities permissible for federal savings banks or savings and loan holding companies under applicable laws and regulations.

          (t) Knowledge as to Conditions. As of the date of this Agreement, to BFS's knowledge, there is no reason why the Regulatory Approvals and, to the extent necessary for the consummation of the Merger, any other approvals, authorizations, filings, registrations and notices cannot be obtained without the imposition of any condition or restriction described in the proviso to Section 6.1(b).

          (u) Brokers and Finders. None of BFS, its subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby, except that BFS has retained Keefe, Bruyette & Woods, Inc. as its financial advisor pursuant to a letter agreement BFS has made available to Dime, as amended to date and currently in full force and effect.

          (v) Interest Rate Risk Management Instruments; Derivatives; Certain Other Securities. (1) Schedule 4.1(v) sets forth a true and complete list as of the date of this Agreement of (A) all interest rate swaps, caps, floors, option agreements and other interest rate risk management arrangements and other instruments generally known as "derivatives" to which BFS or any of its subsidiaries is a party or to which any of their properties or assets may be subject and (B) all securities owned by BFS or its subsidiaries that are generally known as "structured notes", "high risk mortgage derivatives", "capped floating rate notes" or "capped floating rate mortgage derivatives" (instruments or agreements of the type referred to in clauses (A) and (B), collectively, "Derivative Securities").

          (2) Except as would not, individually or in the aggregate, have a Material Adverse Effect on BFS:

               (A) All Derivative Securities to which BFS or any of its subsidiaries is a party or to which any of their properties or assets may be subject were entered into in the ordinary course of business and, to its knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of the Banking Regulators and with counterparties believed to be financially responsible at the time;

               (B) All such Derivative Securities are legal, valid and binding obligations enforceable in accordance with their terms (except, as to enforceability, as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally, and the availability of equitable remedies) and are in full force and effect; and

               (C) BFS and each of its subsidiaries has duly performed in all material respects all of its obligations thereunder, and, to its knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

          (w) Accounting Controls. Each of BFS and its subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the reasonable judgment of the Board of Directors of BFS, that (1) all material transactions are executed in accordance with management's general or specific authorization (except as set forth in Schedule 4.1(w)); (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied; (3) access to the material property and assets of BFS and its subsidiaries is permitted only in accordance with management's general or specific authorization; and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

          4.2 Representations and Warranties of Dime. Dime hereby represents and warrants to BFS that:

          (a) Recitals True. The statements of fact set forth in Recitals A, B and G of this Agreement with respect to Dime and Merger Sub are true.

          (b) Organization and Qualification. Each of Dime and Merger Sub has the requisite corporate power and authority to own or lease its material properties and material assets and to carry on its business in all material respects as it is now being conducted and is duly qualified to do business and in good standing in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for any failure to be so qualified that, individually or in the aggregate, would not have a Material Adverse Effect on it.

          (c) Corporate Authority. Each of Dime and Merger Sub has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and legally binding agreement of each of Dime and Merger Sub enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors' rights generally and to general equitable principles.

          (d) Governmental Filings. Other than the Regulatory Approvals, as provided in Section 1.2 and as required under the Exchange Act, the state securities and "Blue Sky" laws or the rules of the NASD, no notices, reports or other filings are required to be made by Dime or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Dime or Merger Sub from, any Governmental Entity in connection with the execution, delivery or performance of this Agreement by Dime or the Merger Sub and the consummation by them of the Merger and the other transactions contemplated hereby, other than those the failure of which to obtain or make could not prevent, materially delay, or materially burden, or permit any Person to enjoin the consummation of, the transactions contemplated by this Agreement.

          (e) No Conflicts. The execution, delivery and performance of this Agreement by Dime and Merger Sub does not and will not, and (upon receipt of the Regulatory Approvals, the expiration of any related waiting period and compliance with the other requirements of Section 4.2(d)) the consummation by them of the Merger and the other transactions contemplated hereby, will not, with or without the giving of notice, the lapse of time or both:

               (1) Conflict with or violate the Governing Documents of Dime or Merger Sub or any other subsidiary of Dime;

               (2) Constitute or result in a breach of or default under, permit the termination of or acceleration of the performance required by, any Contracts of Dime or Merger Sub or any other subsidiary of Dime; or

               (3) Violate or breach any law, rule, ordinance, regulation, judgment, decree, order, award or governmental or non-governmental permit or license to which Dime or Merger Sub or any other subsidiary of Dime is subject;

     except, in the cases of clauses (2) and (3), for such breaches, default or violations that, individually or in the aggregate, would not have a Material Adverse Effect on Dime.

          (f) Knowledge as to Conditions. As of the date of this Agreement, to Dime's knowledge, there is no reason why the Regulatory Approvals and, to the extent necessary for consummation of the Merger, any other approvals, authorizations, filings, registrations and notices cannot be obtained without the imposition of any condition or restriction described in the proviso to Section 6.1(b).

          (g) Financing. Dime has available, or at the Effective Time will have available, sufficient funds, available lines of credit or other sources of immediately available funds sufficient to enable it to consummate the Merger on the terms and conditions of this Agreement. Dime and Merger Sub's obligations hereunder are not subject to any conditions regarding Dime's ability to obtain financing for the consummation of the transactions contemplated herein.


                                    ARTICLE V

                                    Covenants

          5.1 Conduct of Business Pending the Effective Time. BFS agrees as to itself and its subsidiaries that, from and after the date hereof until the Effective Time, except insofar as Dime shall otherwise consent in writing (which consent shall not be unreasonably withheld) or except as otherwise expressly contemplated by this Agreement or set forth in Schedule 5.1:

          (a) Conduct of Business in the Ordinary and Usual Course. BFS and its subsidiaries will conduct their respective businesses (including the underwriting and making of any loan or advance) only in the ordinary and usual course, and, to the extent consistent therewith, BFS and its subsidiaries will use all reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

          (b) Forbearance. BFS will not, and will cause each of its subsidiaries not to:

          (1) Declare, set aside or pay any dividend payable in cash, stock or other property with respect to any of its capital stock, other than dividends by direct or indirect wholly owned subsidiaries of BFS;

          (2) Repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock;

          (3) Grant, issue, sell, pledge, dispose of or permit any Encumbrance to be placed on (A) any shares of its capital stock of any class, other than issuance of BFS Common Stock pursuant to the BFS Stock Plans, (B) securities convertible or exchangeable for such shares of capital stock,
     (C) stock appreciation rights with respect to such shares or (D) options, warrants, calls, commitments or rights of any kind to acquire any of such shares;

          (4) Effect any recapitalization, reclassification, stock split or like exchange in capitalization;

          (5) Enter into, or take any action to cause any stockholders of BFS to enter into, any agreement, understanding or commitment relating to the right of stockholders of BFS to vote any shares of its capital stock, except for the 1993 Agreement or as set forth in Recital F, or cooperate in any formation of any voting trust relating to such shares;

          (6)  Amend its Governing Documents;

          (7) Merge or consolidate with, or, except in satisfaction of a debt previously contracted in good faith, make any material acquisition of or investment in the assets, stock or securities (including partnership, joint venture or limited liability company interests) of, any other Person;

          (8) Make any change in accounting principles or methods from those currently employed, except as required by generally accepted accounting principles or applicable regulatory requirements, as concurred in by BFS's independent auditors;

          (9) Sell, transfer, lease, securitize, swap, license, pledge or otherwise dispose or permit any Encumbrance to be placed on any material amount of its properties or assets (including loans, advances or securities constituting assets of it), except in the ordinary course of business consistent with past practice (including FHLB advances in the ordinary course of business consistent with past practice);

          (10) Other than with respect to loan transactions, enter into, accelerate, terminate or cancel any contract, lease or license relating to amounts in excess of $50,000 for any individual contract, lease or license or $50,000 for any group of related contracts, leases or licenses other than entering into such contracts, leases or licenses that can be terminated without penalty on notice of 90 days or less;

          (11) Amend, modify, waive or fail to enforce any provision of, or its rights under, the 1993 Agreement;

          (12) Incur any material amount of indebtedness, other than deposits taken and other indebtedness incurred in the ordinary course of business consistent with past practice (including FHLB advances in the ordinary course of business consistent with past practice);

          (13) Other than in the ordinary course of business consistent with past practice, (A) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or
     (B) cancel, release, assign or modify any material amount of indebtedness of any other Person;

          (14) Make any loan or advance (A) in excess of $250,000 or (B) other than in the ordinary course of business consistent with past practice;

          (15) Authorize or make any capital expenditures, other than in the ordinary course of business consistent with past practice and other than capital expenditures for replacements and repairs in amounts less than $50,000 in the aggregate;

          (16) Enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, wage, salary, fee or compensation increases, increases in fringe benefits or severance or termination pay to, or promote, any director, officer, employee, group of employees or consultant or hire any employee, except that it may (A) hire "at will" employees with an annual salary of less than $50,000 as replacements for terminating employees and (B) grant compensation increases, bonuses or promotions in the ordinary course of business and consistent with past practice to non-executive employees, provided that such grants do not result in increases in compensation that exceed 3% per annum on average, and (C) grant those salary increases, year-end bonuses and retention bonuses set forth on Schedule 5.1(b)(16);

          (17) Release or otherwise terminate the employment of any employee of it, except in the ordinary course of business and consistent with past practice;

          (18) Establish, adopt or enter into any new, or amend any existing, or extend coverage of or waive eligibility requirements with respect to any, Compensation Plans (including profit sharing, bonus, director and officer incentive compensation, severance, retirement, medical, hospitalization, life or other insurance plans, agreements and commitments), except in each case for amendments or modifications necessary to comply with applicable law (after prior consultation with Dime);

          (19) Knowingly take any action that would materially and adversely affect the ability of any party hereto to obtain, on or before July 31, 1997, any necessary approvals, consents or waivers of Governmental Entities required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the proviso to Section 6.1(b) or perform its obligations under this Agreement or that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it; or

          (20) Authorize or enter into an agreement to take any of the foregoing actions.

          (c) Certain Settlements. Without prior consultation with Dime, neither BFS nor any of its subsidiaries shall enter into any settlement or similar agreement (other than such a settlement or agreement involving no admission of wrongdoing and requiring only the payment of immaterial monetary damages) with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation against or affecting BFS or any of its subsidiaries that is set forth in Schedule 4.1(m) or to which BFS or any of such subsidiaries becomes a party after the date of this Agreement (other than any action, suit, proceeding or order that is related solely to the collection of any loan or other extension of credit in default or to the realization on any related collateral).

          5.2 Acquisition Proposals. BFS agrees that neither BFS nor any of its subsidiaries shall, and that BFS and its subsidiaries shall direct and use all reasonable efforts to cause their respective directors, officers, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any substantial part of the assets or any equity securities of, BFS or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any discussions or negotiations with, or provide any confidential information or data to, any Person relating to an Acquisition Proposal; provided, that, if BFS is not otherwise in violation of this Section 5.2, the Board of Directors of BFS may furnish or cause to be furnished information and may participate in such discussions and negotiations directly or through its representatives if such Board of Directors, after having consulted with and considered the written advice of outside counsel, has determined that the failure to provide such information or participate in such negotiations and discussions would constitute a breach of their fiduciary duties under Delaware law. If any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, BFS or any of its subsidiaries, BFS will immediately notify Dime. BFS will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal, will enforce any confidentiality agreements and will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of this
Section 5.2 of the obligations undertaken in this Section 5.2.

          5.3 Certain Policies of BFS. Subject to Schedule 5.3 and upon the request of Dime, BFS shall, consistent with generally accepted accounting principles and regulatory accounting principles, use its best efforts to record any accounting adjustments required to conform the loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) of BFS and its subsidiaries so as to reflect consistently on a mutually satisfactory basis the policies and practices of Dime; provided, however, that BFS shall not be obligated to record any such accounting adjustments pursuant to this Section 5.3 (A) unless and until BFS shall be satisfied that the conditions to the obligation of the parties to consummate the Merger will be satisfied or waived on or before the Effective Time, and (B) in no event until the day prior to the Effective Date. BFS's representations, warranties (including Section 4.1(i)(1)) and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.3.

          5.4 Employees; Employee Benefit Plans. (a) Dime agrees that, as of the Effective Time, the employees of BFS and its subsidiaries at such time ("BFS Employees") shall be employed upon terms and conditions (including retiree and other benefits) no less favorable than those generally afforded to other employees of Dime and its subsidiaries holding similar positions; provided, that service with BFS or its subsidiaries or any predecessor thereto prior to the Effective Time shall be treated as service with Dime or its subsidiaries for purposes of any length-of-service requirements, waiting periods, eligibility periods, vesting periods or differential benefits based upon length-of-service requirements (but not for pension benefit accrual purposes), including length-of-service requirements used to determine the number of weeks of vacation to which a BFS Employee is entitled under the relevant Dime policy and to satisfy any waiting periods concerning "preexisting conditions" and any "copayment" or deductible requirements); and provided, further, that nothing herein shall (1) prevent the amendment or termination of any Compensation Plan of BFS in accordance with its terms, (2) require the Surviving Corporation to maintain an employee stock ownership plan or to provide or permit investment in the securities of BFS or the Surviving Corporation or (3) limit or restrict the ability of the Surviving Corporation to terminate the employment of any officer or employee.

          (b) Dime agrees to honor in accordance with their terms all employment, severance and termination contracts, agreements and arrangements and employee benefit plans set forth in Schedule 4.1(q); provided, that the foregoing shall not prevent the Surviving Corporation from amending or terminating any such plan, contract, agreement, arrangement or plan in accordance with its terms. It is Dime's present intention that current recipients of retiree medical benefits from BFS and its subsidiaries will receive retiree medical benefits no less favorable than those generally afforded to employees of Dime and its subsidiaries holding similar positions; provided, that service with BFS or its subsidiaries or any predecessor thereto prior to the Effective Time shall be treated as service with Dime or its subsidiaries; and provided, further, that such recipients shall not be required to make any contribution in respect of such benefits unless required in good faith by Dime for reasons related to the accounting by Dime for postemployment benefits other than pensions under Statement of Financial Accounting Standards No. 106 (or any amendment or successor thereto).

          (c) BFS shall take such action as is necessary to terminate the BFS Employee Stock Ownership Plan ("BFS ESOP") effective as of the Effective Time. Subject to applicable laws and regulations, prior to the Effective Time, BFS shall cause the BFS ESOP to be amended to provide that, in the event of the termination of the BFS ESOP, participants in the BFS ESOP shall be entitled to rollover the amounts then credited to their respective accounts under the BFS ESOP to the 401(k) Savings Plan maintained by Dime. Dime shall use reasonable efforts to have the 401(k) Savings Plan accept such rollovers in the form of cash or cash equivalents.

          5.5 Access and Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, BFS agrees to (and shall cause each of its subsidiaries to) afford Dime's officers, employees, counsel, accountants and other authorized representatives (collectively, its "Representatives") reasonable access (together with the right to copy), during normal business hours throughout the period until the Closing Date, to its books, properties, contracts and records (including loan and credit files, tax returns and work papers of independent auditors) and, during such period, shall (and shall cause each of its subsidiaries to) furnish to Dime and its

Representatives all information concerning its business, property and personnel as may reasonably be requested and instruct its officers, employees, counsel and accountants to be available for, and respond to reasonable questions of, Dime and its Representatives at reasonable hours and with reasonable notice and to cooperate with Dime in planning for the integration of the business of BFS and its subsidiaries with the business of Dime and its subsidiaries. Neither BFS nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of BFS's customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b) Each of Dime and BFS agree that it and its subsidiaries will not, and will cause their Representatives not to, use any nonpublic information obtained from the other party in connection with or relating to this Agreement, the investigation leading up to its execution or the transactions contemplated hereby (including by Dime pursuant to Section 5.5(a)) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Pending consummation of the transactions herein contemplated, each of Dime and BFS agrees that it and each of its subsidiaries will keep confidential, and will cause its Representatives to keep confidential, all nonpublic information and documents so obtained from the other party; provided, that the obligation to keep such information or documents confidential shall not apply to (1) any information or document that (A) was already in Dime or BFS's possession prior to the disclosure thereof by the other party, (B) was then generally known to the public, (C) became known to the public through no fault of Dime or BFS, as the case may be, or (D) was disclosed to Dime or BFS, as the case may be, by a third party not bound by an obligation of confidentiality or (2) disclosures required by law, governmental or regulatory authority. Upon any termination of this Agreement, each party will collect and deliver to the other party all nonpublic documents obtained by any of it, its subsidiaries or any of their Representatives and then in their possession (other than documents of the type described in the proviso to the preceding sentence) and any copies thereof and destroy or cause to be destroyed all notes, memoranda or other documents in the possession of it, its subsidiaries or their Representatives containing or reflecting any nonpublic information obtained from the other party (other than information of the type described in the proviso to the preceding sentence), except to the extent that any such information may be embodied in minutes of the meetings of such party's Board of Directors or in filings, reports or submissions to or with any Governmental Entity. Promptly after any such termination, each of Dime and BFS shall deliver to the other a certificate signed on its behalf by a senior executive officer to the effect of its compliance with the agreements of it set forth in the preceding sentence.

          (c) Without in any way limiting the provisions of Section 5.5(a), BFS shall provide to Dime within 30 days of the end of each calendar month between the date hereof and the Closing Date (1) consolidated financial statements (including a balance sheet and income statement) as of, and for the period ended, on such month-end, in the form in which such statements are prepared for use by BFS's management, and (2) such other information customarily prepared by BFS as may be reasonably requested by Dime.

          (d) No investigation, whether pursuant to this Section 5.5 or otherwise, shall affect or be deemed to modify any representation or warranty herein.

          5.6 Options. BFS shall terminate at its sole cost and expense the BFS Stock Plans listed on Schedule 4.1(d), effective as of the Effective Time; provided, however, that immediately prior to the Effective Time, BFS shall take such action as may be necessary so that all options to purchase BFS Common Stock granted by BFS under the BFS Stock Plans and that are outstanding at the Effective Time (collectively, the "BFS Options"), whether or not then exercisable, shall be cancelled by BFS and shall thereafter represent the right to receive (immediately prior to the Effective Time) in lieu of each share of BFS Common Stock that would otherwise have been issuable upon exercise thereof, consideration in an amount computed by multiplying (a) the excess, if any, of the Merger Consideration over the per share exercise price under such BFS Option by (b) the number of shares subject to such BFS Option.

          5.7 Stockholder Approval. BFS agrees to take, subject to and in accordance with applicable law and its Governing Documents, all action necessary to convene a meeting of holders of BFS Common Stock (the "BFS Meeting") as promptly as practicable to consider and vote upon the adoption of the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this

Agreement. Subject to the next sentence, the Board of Directors of BFS will recommend such approval, and BFS will take all reasonable lawful action to solicit such approval by its stockholders. The Board of Directors of BFS may fail to make such a recommendation, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the written advice of outside counsel to such Board, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under Delaware law.

          5.8 Efforts to Consummate; Proxy Statement; Other Filings. (a) Subject to the terms and conditions of this Agreement and applicable law, each of Dime and BFS shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including such actions or things as the other party may reasonably request in order to cause any of the conditions to such party's obligation to consummate the Merger specified in
Article VI of this Agreement to be fully satisfied.

          (b)  Without limiting the generality of Section 5.8(a):

          (1) BFS shall prepare as promptly as practicable after the date hereof a proxy statement and the other proxy solicitation materials constituting a part thereof or, in the alternative, an information statement (as determined by mutual agreement of BFS and Dime) for the BFS Meeting (collectively, the "Proxy Statement"). BFS agrees to use all reasonable efforts to cause the Proxy Statement to be mailed to holders of record of BFS Common Stock as promptly as practicable after the date hereof.

          (2) Dime and BFS agree to cooperate and, subject to the terms and conditions set forth in this Agreement, use reasonable efforts to (A) prepare and file all necessary documentation, (B) effect all necessary applications, notices, petitions, filings and other documents, (C) obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, including the Regulatory Approvals, to make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable.

          (3) Each of Dime and BFS agrees, upon request, to furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of such other party or any of its subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

          5.9 Information Supplied. Each of Dime and BFS agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the stockholders of BFS and at the time of the BFS Meeting, contain any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any earlier statement in the Proxy Statement or any amendment or supplement thereto which has become false or misleading. The Proxy Statement shall not be filed with the SEC or used, and, prior to the termination of this Agreement, no amendment or supplement to the Proxy Statement shall be used or so filed, by BFS without the prior consent of Dime and its counsel, which consent shall not be unreasonably withheld, delayed or conditioned (including in a manner that would interfere with the taking by the Board of Directors of BFS of the actions contemplated by the third sentence of Section 5.7).

          5.10 Publicity. Dime and BFS shall consult with each other (a) prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby, (b) prior to making any filings with any Governmental Entity (including any self-regulatory organization) with respect to such transactions and (c) prior to issuing any press releases or otherwise making public statements with respect to significant regulatory developments. In any press release or other public statement, each of Dime and BFS warrants that neither it nor any of its authorized officers has made or will make, regarding the Merger or any Acquisition Proposal, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

          5.11 Notification of Certain Matters. Each of Dime and BFS will give prompt notice to the other upon its discovery of the occurrence or failure to occur of any fact, event or circumstance that would, individually or in the aggregate, result in (a) a Material Adverse Effect on it, (b) any of the representations or warranties of such party contained herein being untrue or inaccurate when made, at the Effective Time or at any time prior to the Effective Time, (c) a material breach of any of the covenants or agreements of such party contained herein or (d) the preclusion of the satisfaction of any condition to consummation set forth in Article VI. Each of Dime and BFS will give prompt notice to the other of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

          5.12 Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time through the sixth anniversary thereof, Dime agrees to indemnify, defend and hold harmless each present and former director and officer of BFS and its subsidiaries determined as of the Effective Time (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments of or in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the Effective Time (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of BFS or any of its subsidiaries, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the fullest extent to which directors and officers of BFS are entitled under Delaware or other applicable law as in effect on the date hereof (and Dime shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the extent permissible to a Delaware corporation under Delaware law as in effect on the date hereof; provided, that the person to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such person is not entitled to indemnification). All rights to indemnification in respect of a Claim asserted or made within the period described in the preceding sentence shall continue until the final disposition of such Claim.

          (b)  Any Indemnified Party wishing to claim indemnification under
Section 5.12(a), upon learning of any Claim, shall promptly notify Dime, but the failure to so notify shall not relieve Dime of any liability it may have to such Indemnified Party except to the extent that such failure materially prejudices Dime. In the event of any Claim, (1) Dime shall have the right to assume the defense thereof and shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that, if Dime elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Dime and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Dime shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, (2) the Indemnified Parties will cooperate in the defense of any such Claim and (3) Dime shall not be liable for any settlement effected without its prior written consent (which consent shall not unreasonably be withheld).

          (c) Dime shall use all reasonable efforts to cause the persons serving as officers and directors of BFS immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policy maintained by BFS (provided that Dime may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Dime be required to expend more than 200% of the current amount expended by BFS (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto; and provided, further, that if Dime is unable to maintain or obtain the insurance called for by this
Section 5.12(c), Dime shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

          (d) In the event Dime or any of is successors or assigns (1) consolidates with or merges into any other Person and shall not continue or survive such consolidation or merger, or (2) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Dime assume the obligations set forth in this Section 5.12.

          (e) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

          5.13 Bank Merger. Unless otherwise agreed by the parties, Dime and BFS will take all action necessary and appropriate to cause the Bank Merger to occur immediately after or, if the Bank Merger cannot be effected immediately after, as promptly as practicable after the Effective Time. Notwithstanding anything to the contrary in this Section 5.14, Dime and BFS may cause the Bank Merger to occur on such later date as may be agreed in writing.

          5.14 Forbearance by Dime. Dime agrees that, from and after the date hereof until the Effective Time, except as otherwise expressly contemplated by this Agreement, Dime will not, and will cause each of its subsidiaries not to, knowingly take any action that would materially and adversely affect the ability of any party hereto to obtain, on or before July 31, 1997, any necessary approvals, consents or waivers of Governmental Entities required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the proviso to Section 6.1(b) or perform its obligations under this Agreement.

          5.15 Advisory Board. Dime agrees, promptly following the Effective Time, to cause the members of BFS's board of directors immediately prior to the Effective Time who are (a) not officers or employees of BFS or any of its subsidiaries, (b) nominated by BFS and (c) are willing so to serve to be elected or appointed as members of a newly formed advisory board to Dime Savings, the function of which shall be as determined by the Board of Directors of Dime Savings from time to time; provided, however, that Dime Savings may request the resignation of any member of the advisory board, and such member promptly shall so resign, if Dime Savings reasonably determines that such member has a conflict of interest or other circumstances exist that compromise such member's ability to effectively serve as a member of the advisory board. The advisory board shall terminate on the first anniversary of the Effective Time. The members of the advisory board shall receive a retainer fee of $25,000 for their year of service.

                                   ARTICLE VI

                                   Conditions

          6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of Dime, Merger Sub and BFS to consummate the Merger is subject to the fulfillment or written waiver by each of Dime and BFS of each of the following conditions prior to the Effective Time:

          (a) Stockholder Approval. The agreement of merger contained in this Agreement shall have been duly adopted by the requisite vote of the holders of the outstanding shares of BFS Common Stock in accordance with Section 251 of the DGCL, other applicable law and the Governing Documents of BFS.

          (b) Governmental and Regulatory Consents. The Regulatory Approvals shall have been obtained and shall be in full force and effect and all related waiting periods shall have expired; and all other material approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Entities required for the consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding shall be deemed obtained or made if it shall be conditioned or restricted in a manner that, individually or in the aggregate, would result in a Material Adverse Effect on the Surviving Corporation or the Surviving Bank.

          (c) Third Party Consents. All consents or approvals of all Persons (other than Governmental Entities) required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval, individually or in the aggregate, would not result in a Material Adverse Effect on the Surviving Corporation or the Surviving Bank.

          (d) No Prohibition. No jurisdiction or Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

          6.2 Conditions to Obligation of Dime. The obligation of Dime and Merger Sub to consummate the Merger is also subject to the fulfillment or written waiver by Dime of each of the following conditions prior to the Effective Time:

          (a) Representations and Warranties. The representations and warranties of BFS set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that representations and warranties that by their terms speak as of the date of this Agreement or some other date certain shall be true and correct as of such date; and Dime shall have received a certificate, dated the Closing Date, signed on behalf of BFS by its Chief Executive Officer and Chief Financial Officer to such effect.

          (b) Performance of Covenants. BFS shall have performed in all material respects all covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Dime shall have received a certificate, dated the Closing Date, signed on behalf of BFS by its Chief Executive Officer and Chief Financial Officer to such effect.

          6.3 Conditions to Obligation of BFS. The obligation of BFS to consummate the Merger is also subject to the fulfillment or written waiver by BFS of each of the following conditions prior to the Effective Time:

          (a) Representations and Warranties. The representations and warranties of Dime set forth in this Agreement shall be true and correct as of the date of this Agreement and as of Closing Date as though made on and as of the Closing Date, except that representations and warranties that by their terms speak as of the date of this Agreement or some other date certain shall be true and correct as of such date, and BFS shall have received a certificate, dated the Closing Date, signed on behalf of Dime by a senior officer of Dime to such effect.

          (b) Performance of Covenants. Dime shall have performed in all material respects all covenants required to be performed by it under this Agreement at or prior to the Closing Date, and BFS shall have received a certificate, dated the Closing Date, signed on behalf of Dime by a senior officer of Dime to such effect.

                                   ARTICLE VII

                        Termination, Amendment and Waiver

          7.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, either before or after the approval by the stockholders of BFS of the Merger:

          (a)  By the mutual written consent of Dime and BFS;

          (b) By either Dime or BFS, if (1) the Effective Time shall not have occurred on or prior to July 31, 1997, (2) any approval or authorization of any Governmental Entity, the lack of which would result in the failure to satisfy the closing condition set forth in Section 6.1(b), shall have been denied by such Governmental Entity or such Governmental Entity shall have requested the withdrawal of any application therefor or indicated an intention to deny, or impose a condition of a type referred to in the proviso to Section 6.1(b) with respect to, such approval or authorization or (3) the approval of the stockholders of BFS referred to in Section 6.1(a) shall not have been obtained at the BFS Meeting or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, either the failure of the Effective Time to occur on or prior to such date or such action by such Governmental Entity or the stockholders of BFS, as the case may be;

          (c) By Dime, if (1) BFS shall have breached any representation, warranty or covenant contained herein that would result in the failure to satisfy the closing condition set forth in Section 6.2(a) or 6.2(b) and such breach cannot be or has not been cured within 30 days after the giving of a written notice to BFS of such breach, (2) as provided in Section 5.7, the Board of Directors of BFS withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Dime or (3) as provided in Section 5.2, the Board of Directors of BFS participates in (or authorizes participation in) negotiations regarding the substantive terms of a formal Acquisition Proposal; or

          (d) By BFS, if (1) Dime shall have breached any representation, warranty or covenant contained herein that would result in the failure to satisfy the closing condition set forth in Section 6.3(a) or 6.3(b) and such breach cannot be or has not been cured within 30 days after the giving of a written notice to Dime of such breach or (2) without breaching Section 5.2, BFS shall have entered into a definitive agreement with a third party providing for an Acquisition Transaction (as defined in Section 7.3(b)(1) hereof) on terms determined by the Board of Directors of BFS, in its sole discretion, after consultation with and considering the advice of its legal and financial advisors, to be more favorable to the stockholders of BFS than the Merger; provided, that the right to terminate this Agreement under
     Section 7.1(d)(2) shall not be available to BFS unless it delivers to Dime simultaneously with such termination the fee referred to in Section 7.3;

provided, that to the extent required by Section 251(d) of the DGCL, any termination of the Agreement after the approval of the Merger by the stockholders of BFS shall be by action of the Board of Directors of Dime or BFS, as the case may be.

          7.2 Effect of Termination. In the event of termination of this Agreement and the abandonment of the Merger pursuant to Section 7.1, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 7.3 and 8.1 and (b) such termination will not relieve a breaching party of liability for any breach directly or indirectly giving rise to such termination.

          7.3 Termination Fee. (a) If this Agreement (1) is terminated by Dime pursuant to Section 7.1(c)(2) or by BFS pursuant to Section 7.1(d)(2) and (2) prior thereto or within eighteen months after such termination:

          (A) BFS shall have entered into an agreement to engage in an Acquisition Transaction or an Acquisition Transaction shall have occurred; or


          (B) The Board of Directors of BFS shall have authorized or approved an Acquisition Transaction or shall have publicly announced an intention to authorize or approve an Acquisition Transaction or shall have recommended that the stockholders of BFS approve or accept an Acquisition Transaction (each of the events set forth in clause (A) or (B), a "Trigger Event");

BFS shall pay to Dime, and Dime shall be entitled to payment of, a fee of $3,000,000.

          (b) The term "Acquisition Transaction" means (1) a merger or consolidation, or any similar transaction, involving BFS or any of its significant subsidiaries (the term "significant subsidiary" for purposes of this definition having the meaning assigned thereto in Regulation S-X promulgated by the SEC), (2) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of BFS or any of its significant subsidiaries or (3) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 25% or more of the voting power of BFS or any of its significant subsidiaries, in each case other than with or by Dime or a subsidiary of Dime.


                                  ARTICLE VIII

                               General Provisions

          8.1 Survival. Only those agreements and covenants of the parties that by their express terms apply in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed only to be conditions of the Merger and shall not survive the Effective Time. If the Merger shall be abandoned and this Agreement terminated, the provisions of Sections 7.2 and 7.3 shall apply and the agreements of the parties in Sections 5.5(b) and (d), 5.10 and 8.2 shall survive such abandonment.

          8.2 Expenses. Each of Dime and BFS shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel; provided, however, that the costs and expenses of preparing, printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Dime and BFS.

          8.3 Modification or Amendment. (a) Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.

          (b) At any time prior to the Effective Time, Dime shall be entitled to revise the structure of the Merger or the other transactions contemplated hereby or the manner of effecting such transactions; provided, that each of the transactions comprising such revised structure or manner shall not, as a result of such revision, (1) subject any of the stockholders of BFS (or, prior to the Effective Time, BFS) to adverse Tax consequences, (2) adversely affect the consideration to be received by any such stockholder or (3) result in any material delay in the consummation of the transactions contemplated hereby. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

          8.4 Waiver of Conditions. The conditions to each party's obligation to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver shall be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

          8.5 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (1) on the date of delivery if delivered personally or by telefacsimile upon confirmation of receipt, (2) on the first business day following the date of mailing if delivered by registered next-day courier service or (3) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, instructions or other documents to be given hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice, request, instruction or document:


          (a)  If to Dime:

               Dime Bancorp, Inc.
               589 Fifth Avenue
               New York, New York  10017
               Attention:  Chief Executive Officer
               Facsimile:  (212) 326-6194
               with a copy to:

               Mitchell S. Eitel, Esq.
               Sullivan & Cromwell
               125 Broad Street
               New York, New York   10004
               Facsimile:  (212) 558-3588

          (b)  If to BFS:

               BFS Bankorp, Inc.
               110 William Street
               New York, New York  10038
               Attention:  James A. Randall
                   President and Chief
                                    Executive Officer
               Facsimile:  (212) 267-2723

               with copies to:

               John J. Gorman, Esq.
               Luse, Lehman, Gorman,
                 Pomerenk & Schick
               5335 Wisconsin Ave., N.W.
               Washington, D.C.   20015
               Facsimile:  (202) 362-2902

               and

               William S. Rubenstein, Esq.
               Skadden, Arps, Slate, Meagher
                 & Flom
               919 Third Avenue
               New York, New York   10022
               Facsimile:  (212) 735-2000

          8.6 Certain Definitions; Interpretation. (a) As used in this Agreement, the following terms shall have the meanings indicated:

          "individually or in the aggregate", when used in or with respect to Articles IV, V or VI, includes all events, occurrences and circumstances described in any Section of that Article and is not limited to any specific Section.

          "material" means, with respect to a Person, material to such Person and its subsidiaries, taken as a whole.

          "Material Adverse Effect" means, with respect to a Person, a material adverse effect upon (1) the present or prospective financial condition, business or results of operations of such Person and its subsidiaries, taken as a whole (provided, that in relation to the prospective condition, business or results such effect must be reasonably likely to occur), or (2) the ability of any party hereto to perform its material obligations under this Agreement; provided, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (1) any change in banking and similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (2) any change in generally accepted accounting principles or regulatory accounting requirements applicable to thrift institutions or their holding companies generally or (3) any changes in general economic conditions (including changes in interests rates) affecting generally thrift institutions in the Greater New York metropolitan area and their holding companies (provided, that such economic conditions shall not (A) affect BFS and its subsidiaries to any substantially greater extent than thrift institutions in the Greater New York metropolitan area and their holding companies generally or (B) cause the total stockholder's equity of BFS at any date (calculated in accordance with past practice and the Balance Sheet but determined without regard to any modification or change undertaken solely on the account of Section 5.3) to be less than the amount publicly disclosed as such at September 30, 1996 by BFS in its press release dated October 29, 1996).

          "Person" includes any individual, corporation, partnership, association, trust, unincorporated organization or other entity.

          "prior consultation" means, with respect to any action, advance notice of such action and a reasonable opportunity to discuss such action in good faith prior to the taking thereof.

          "subsidiary" with respect to a Person, means any other person controlled (as defined in Section 10 of the HOLA) by such Person.

          (b) When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation". Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

          (c) Insofar as any provision of this Agreement shall require a subsidiary to take or omit to take any action, such provision shall be deemed a covenant by Dime or BFS, as the case may be, to cause such action or omission to occur.

          (d) It is the intention of the parties that this Agreement shall not be construed more strictly with regard to one party than with regard to any other party.

          8.7 Entire Agreement. This Agreement, including the Annexes and Schedules thereto, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral.

          8.8 Assignment. Without the prior written consent of the other party hereto, this Agreement shall not be assigned by operation of law or otherwise (any attempted assignment in contravention hereof being null and void).

          8.9 No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto, any benefit right or remedies, except that the provisions of Section 5.6 shall inure to the benefit of the holders of the BFS Options, Section 5.12 shall inure to the benefit of the persons referred to therein and Section 5.15 shall inure to the benefit of the members of the advisory board referred to therein.

          8.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

          8.11 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          IN WITNESS WHEREOF, Dime, Merger Sub and BFS have caused this Agreement to be duly executed as of the date first written above by their respective officers thereunto duly authorized.


                                         DIME BANCORP, INC.



                                         By: /s/  James M. Large Jr.
                                             Name:  James M. Large, Jr.
                                             Title: Chairman and Chief
                                                    Executive Officer




                                         FIFTH AVENUE PROPERTY CORP.



                                         By: /s/  David E. Sparks
                                             Name:  David E. Sparks
                                             Title: President




                                         BFS BANKORP, INC.



                                         By: /s/  James A. Randall
                                             Name:  James A. Randall
                                             Title: President and Chief
                                                    Executive Officer

                                                                      Annex 1



          AGREEMENT AND PLAN OF MERGER, dated as of the [day] day of [month], 199[6] (this "Agreement"), by and between Bankers Federal Savings FSB ("BFS Bank") and The Dime Savings Bank of New York, FSB ("Dime Savings").

                                    RECITALS

          A. BFS Bank. BFS Bank is a federal savings bank and a wholly owned subsidiary of BFS Bankorp, Inc., a Delaware corporation ("BFS").

          B. Dime Savings. Dime Savings is a federal savings bank and a wholly owned subsidiary of Dime Bancorp, Inc., a Delaware corporation ("Dime").

          C. The Merger. BFS and Dime have entered into an Agreement and Plan of Merger, dated as of the 3rd day of December, 1996 (the "Merger Agreement"), pursuant to which BFS and Dime intend to effect the merger (the "Merger") of a wholly owned subsidiary of Dime with and into BFS, with BFS the corporation surviving the merger.

          D. The Bank Merger. At the Effective Time (as defined in Section 1.2), which is subject, and shall not occur prior, to the effective time of the Merger (as defined in Section 1.2 of the Merger Agreement), the parties to this Agreement intend to effect a merger of BFS Bank with and into Dime Savings (the "Bank Merger"), with Dime Savings the federal savings bank surviving the Bank Merger (as such, the "Surviving Bank").

          E. Approvals. The respective Boards of Directors of BFS Bank and Dime Savings (at meetings duly called and held) have determined by at least a two-thirds vote of the entire Board that this Agreement and the transactions described herein are in the best interests of BFS Bank and Dime Savings, respectively, and their respective stockholders and have approved this Agreement. The stockholder of each of BFS Bank and Dime Savings has duly approved and adopted this Agreement and the Bank Merger.

          NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                The Bank Merger;
                             Effective Time; Closing

          1.1 The Bank Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, BFS Bank shall merge with and into Dime Savings, and the separate existence of BFS Bank shall cease. Dime Savings shall be the Surviving Bank in the Bank Merger and shall continue to exist as a federal stock savings bank. The Bank Merger shall have the effects specified in the regulations of the Office of Thrift Supervision (the "OTS") codified at
Section 552.13 of Title 12, Code of Federal Regulations (1996) ("Section
552.13").

          1.2 Effective Time. Subject to the provisions of this Agreement, two copies of articles of combination consisting of this Agreement, together with any and all other information or documents required under applicable law and regulation to effectuate the Bank Merger, shall be duly prepared, executed and acknowledged by each of BFS Bank and Dime Savings and thereafter submitted to the OTS for approval, as provided in Section 552.13. The Bank Merger shall become effective upon the first business day following the last to occur of the conditions listed in Section 5.1 (or, if the condition specified in Section 5.1(a) is the last to occur, immediately thereafter). The date and time when the Bank Merger shall become effective is referred to herein as the "Effective Time". Notwithstanding anything to the contrary in this Section 1.2, BFS Bank and Dime Savings may cause the Effective Time to occur on such later date as they may agree in writing.

          1.3 Closing. The closing of the Bank Merger (the "Closing") shall take place at such time and place within The City of New York as BFS Bank and Dime Savings shall agree, on the date when the Effective Time is to occur. The date upon which the Closing shall occur is referred to herein as the "Closing Date".

                                   ARTICLE II

                 Name, Governing Documents, Directors, Officers
                        and Offices of the Surviving Bank

          2.1 Name. The name of the Surviving Bank shall be "The Dime Savings Bank of New York, FSB".

          2.2 Governing Documents. The federal stock charter and by-laws of Dime Savings, as in effect immediately before the Effective Time, shall remain unchanged by virtue of the Bank Merger and shall continue as the federal stock charter and by-laws of the Surviving Bank on and after the Effective Time, until duly amended in accordance with the terms thereof and applicable law and regulation.

          2.3 Directors. The directors of Dime Savings immediately before the Effective Time shall continue as the directors of the Surviving Bank and, together with such additional directors as may thereafter be elected, shall hold such office until the next annual meeting of the shareholders of the Surviving Bank or until such time as their successors are elected and qualified. The residence of each such member of the Board of Directors of the Surviving Bank is set forth beside his or her name in Exhibit A to this Agreement.

          2.4 Officers. The officers of Dime Savings immediately before the Effective Time shall continue as the officers of the Surviving Corporation and shall, together with such additional officers as may be appointed thereafter, serve in accordance with the terms of the federal stock charter and by-laws of the Surviving Corporation and applicable law and regulation.

          2.5 Home Office and Other Offices. At the Effective Time, the Surviving Bank shall maintain its home office in the Greater New York metropolitan area and shall maintain other offices at the locations of the other offices currently maintained by each of Dime Savings and BFS Bank, as listed in Exhibit B to this Agreement (as well as any office established by either party after the date of this Agreement but excluding any office disposed of or closed by either party prior to the Effective Time).

                                   ARTICLE III

                Merger Consideration; Conversion or Cancellation
                          of Shares in the Bank Merger

          3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder of any shares of common stock of BFS Bank (the "BFS Bank Common Stock") or common stock of Dime Savings (the "Dime Savings Common Stock"):

          (a) All shares of BFS Bank Common Stock or Dime Savings Common Stock that are held as treasury stock by either BFS Bank or Dime Savings, respectively, shall be cancelled and retired and shall cease to exist, and no stock of the Surviving Bank or other consideration shall be delivered in exchange therefor.

          (b) The issued and outstanding shares of Dime Savings Common Stock (other than shares to be cancelled in accordance with Section 3.1(a)) shall collectively be converted into 50 fully paid and nonassessable shares of Common Stock, par value $1.00 per share, of the Surviving Bank (the "Surviving Bank Common Stock"). All such shares of Dime Savings Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

          (c) The issued and outstanding shares of BFS Bank Common Stock (other than shares to be cancelled in accordance with Section 3.1(a)) shall collectively be converted into 50 fully paid and nonassessable shares of Surviving Bank Common Stock. All such shares of BFS Bank Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

At the Effective Time, 100 shares of Surviving Bank Common Stock will be issued and outstanding.

          3.2 Exchange of Certificates. As of the Effective Time, the Surviving Bank shall deliver a certificate or certificates representing the shares of Surviving Bank Common Stock issuable pursuant to Section 3.1(b) or 3.1(c) to the then holders of the BFS Bank Common Stock and the Dime Savings Common Stock in exchange for, and upon delivery of, the certificate or certificates theretofore representing the outstanding shares of such Common Stock.

                                   ARTICLE IV

                                    Covenants

          4.1 Covenants of BFS Bank and Dime Savings. Each of BFS Bank and Dime Savings covenants and agrees on behalf of itself and its subsidiaries that, from and after the date hereof until the Effective Time, except insofar as the other party shall otherwise consent in writing (such consent not to be unreasonably withheld):

          (a) Observe Merger Agreement. It and each of its subsidiaries shall observe and perform all agreements and covenants of BFS or Dime in the Merger Agreement that pertain or are applicable to it, each of which agreements and covenants are incorporated herein by reference.

          (b) Articles of Combination. It shall cooperate with the other party to prepare articles of combination, in such form, containing such information and duly executed as provided for by Section 552.13 to be filed with the Secretary of the OTS.

          (c) Efforts to Consummate. Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, subject to and in accordance with the applicable provisions of the Merger Agreement.


                                    ARTICLE V

                              Conditions Precedent

          5.1 Conditions to Each Party's Obligation To Effect the Bank Merger. The Bank Merger and the respective obligations of each party to consummate the Bank Merger is subject to the fulfillment or written waiver by each of Dime Savings and BFS Bank of each of the following conditions prior to the Effective
Time:

          (a) The effective time (as defined in Section 1.2 of the Merger Agreement) of the Merger shall have occurred.

          (b) The approvals of the OTS under Sections 5(d)(3) and 18(c) of the Federal Reserve Act and Sections 211 and 563.22(a) of Title 12, Code of Federal Regulations (1996) shall have been obtained and shall be in full force and effect and all related waiting periods shall have expired; and all other material approvals and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired.

          (c) No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.


                                   ARTICLE VI

                            Termination and Amendment

          6.1 Termination. (a) This Agreement shall terminate, and the Bank Merger may be abandoned, immediately and without any action on the part of BFS Bank or Dime Savings upon any termination of the Merger Agreement.

          (b) This Agreement may be terminated, and the Bank Merger may be abandoned, at any time prior to the Effective Time by an instrument duly executed by each of BFS Bank and Dime Savings.

          6.2 Effect of Termination. In the event of termination of this Agreement and abandonment of the Bank Merger pursuant to Section 6.1, no party to this Agreement shall have any liability or further obligation to any other party hereunder, except such termination will not relieve a breaching party of liability for any breach directly or indirectly giving rise to such termination.

          6.3 Amendment. (a) Subject to applicable laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.

          (b) At any time prior to the Effective Time, BFS Bank and Dime Savings may enter into an amendment to this Agreement in accordance with Section 6.3(a) in order to modify the structure of the Bank Merger or the manner of effecting the Bank Merger.

                                   ARTICLE VII

                               General Provisions

          7.1 Survival. The representations, warranties, agreements and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed only to be conditions of the Bank Merger and shall not survive the Effective Time, except to the extent set forth in the Merger Agreement.

          7.2 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (1) on the date of delivery if delivered personally or by telefacsimile upon confirmation of receipt, (2) on the first business day following the date of mailing if delivered by registered next-day courier service or (3) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, instructions or other documents to be given hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice, request, instruction or document:

          (a)  If to Dime Savings:

               The Dime Savings Bank of New York, FSB
               c/o Dime Bancorp, Inc.
               589 Fifth Avenue
               New York, New York  10017
               Attention:  Chief Executive Officer
               Facsimile:  (212) 326-6194

               with a copy to:

               Mitchell S. Eitel, Esq.
               Sullivan & Cromwell
               125 Broad Street
               New York, New York 10004
               Facsimile: (212) 558-3588

          (b)  If to BFS Bank:

               Bankers Federal Savings, FSB
               c/o BFS Bankorp, Inc.
               110 William Street
               New York, New York 10038
               Attention:   James A. Randall
                            President and Chief
                            Executive Officer
               Facsimile:   (212) 267-2723

               with copies to:

               John J. Gorman, Esq.
               Luse, Lehman, Gorman, Pomerenk
                & Schick
               5335 Wisconsin Avenue, N.W.
               Washington, D.C. 20015
               Facsimile: (202) 362-2902

               and

               William S. Rubenstein, Esq.
               Skadden, Arps, Slate, Meagher & Flom
               919 Third Avenue
               New York, New York 10022
               Facsimile: (212) 735-3000

          7.3. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          7.4 Entire Agreement. This Agreement (including the Exhibits hereto) and the Merger Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements, and understandings, both written and oral.

          7.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such state, except to the extent that the federal laws of the United States shall be applicable hereto.

          7.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

          IN WITNESS WHEREOF, Dime Savings and BFS Bank have caused this Agreement to be duly executed as of the date first written above by their respective officers thereunto duly authorized.



                                            BANKERS FEDERAL SAVINGS FSB



                                            By: __________________________
                                                Name:
                                                Title:



                                            THE DIME SAVINGS BANK OF
                                                     NEW YORK, FSB


                                            By: __________________________
                                                Name:
                                                Title:

                                    Exhibit A

                                    Directors

                                    Exhibit B

                          Offices and Branch Locations

                                                                        Annex 2


                                         December 3, 1996



Dime Bancorp, Inc.,
   589 Fifth Avenue,
      New York, New York  10017.


           Re:  Agreement and Plan of Merger by
                and between Dime Bancorp, Inc. and
                BFS Bankorp, Inc.

Ladies and Gentlemen:

          The undersigned understand that Dime Bancorp, Inc. ("Dime") is considering entering into an Agreement and Plan of Merger, to be dated as of the date hereof (the "Merger Agreement"), with BFS Bankorp, Inc. ("BFS") and providing for the merger of a wholly owned subsidiary of Dime with and into BFS (the "Merger"). In consideration of the substantial expenses and other obligations Dime will incur in connection with the transactions contemplated by the Merger Agreement and in order to induce Dime to execute the Merger Agreement and to proceed to incur such expenses, the undersigned agree and undertake as follows:

          1. The undersigned represent and warrant that they collectively are the beneficial owners of not less than 891,297 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of BFS. The Shares are held of record by the undersigned directly and by Gould BFS, Inc. (of which Fredric H. Gould is the President and sole Director and Gould Investors, L.P. is the sole stockholder).

          2. The undersigned hereby waive, with respect to the Merger Agreement and the Merger, the conditions set forth in the proviso to Section 5(a) of the 1993 Agreement (the "Bidding Conditions"). The undersigned agree that the Merger Agreement is the type of agreement contemplated by Section 5(a) of the 1993 Agreement and agree to comply with Section 5 of the 1993 Agreement with respect to the Merger Agreement and the Merger (in all respects as if the Bidding Conditions were satisfied). For purposes hereof, the "1993 Agreement" shall mean the Agreement, dated as of April 3, 1993,

Dime Bancorp, Inc.                                                     Page 2



     between BFS, Fredric H. Gould, Gould Investors, L.P. and the other persons and entities identified therein, as amended by Amendment No. 1 thereto (a true and complete copy of which has been attached to this letter agreement by the undersigned upon execution hereof).

          3. The undersigned agree not to amend, terminate, or otherwise modify, or take any action that would have the effect of amending, terminating or modifying, the terms of the 1993 Agreement, without the express written consent of Dime. If the 1993 Agreement terminates for any reason before termination of this letter agreement (including as a result of the acquisition by the undersigned of additional shares of Common Stock), the undersigned agree to continue to be bound by Section 5 of the 1993 Agreement (as in effect prior to such termination) for purposes of, and after giving effect to, this letter agreement.

          4. The undersigned agree not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares (including as part of a transaction involving the sale of BFS). In the case of any transfer by operation of law, this letter agreement shall be binding upon and inure to the transferee. Any transfer or other disposition in violation of the terms of this paragraph 4 shall be null and void.

          5. The undersigned agree that they shall not, and shall direct and use all reasonably efforts to cause their respective directors, officers, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by them) not to, (a) initiate, solicit or encourage, directly or indirectly, any inquiries with respect to, or the making or implementation of, any Acquisition Proposal (as defined in the Merger Agreement) or engage in any discussions or negotiations with, or provide any confidential information or data to, any person relating to any such Acquisition Proposal; provided that, if the undersigned are not otherwise in violation of this paragraph 5, the undersigned may furnish or cause to be furnished information and may participate in such discussions or negotiations directly or through its

Dime Bancorp, Inc.                                                     Page 3



     representatives following a determination by the Board of Directors of BFS (other than the undersigned and any of their affiliates who are members of such Board) that it is required to take the actions contemplated by the proviso to Section 5.2 of the Merger Agreement.

          6. As stockholders of BFS, the undersigned shall cooperate with Dime and BFS in (a) preparing and filing documentation, (b) effecting applications, notices, petitions, filings and other documents and (c) obtaining permits, consents, orders, approvals and authorizations necessary to make effective the Merger and the other transactions contemplated by the Merger Agreement and, except as otherwise permitted under this letter agreement or the Merger Agreement, shall not wilfully take, or cause to be taken, any action that could significantly impair the prospects of completing the Merger in accordance with the Merger Agreement.

          7. If the Merger Agreement shall terminate in any manner described in Section 7.3(a) of the Merger Agreement and prior to or within eighteen months after the date of such termination:

               (1) An Acquisition Transaction (as defined in Section 7.3 of the Merger Agreement) shall be consummated or any of the undersigned shall transfer, sell or otherwise dispose of any shares of Common Stock to any person or group (such terms having the meaning assigned thereto under Section 13(d) of the Securities Exchange Act of 1934) that has, or as a result thereof will have, a reporting obligation under Section 13(d) of the Securities Exchange Act of 1934 with respect to the Common Stock; and

               (2) As a result of, or in connection with, an event or transaction of the type described in the preceding clause, the undersigned (directly or indirectly) received or will receive, in exchange for or otherwise in respect of shares of Common Stock beneficially owned by them, property the fair market value of which per share exceeds the Applicable Consideration (such fair market value being determined in a mutually agreed upon manner),

Dime Bancorp, Inc.                                                     Page 4



          then the undersigned will, jointly and severally, pay to Dime at the time of consummation of such transaction an amount equal to the excess of the fair market value per share of such property over the Applicable Consideration. The amount paid shall be either in cash or in the form of any other property received by the undersigned in such transaction, at the election of Dime; provided, that Dime shall make its election before the consummation of any such transaction if it has reasonable notice thereof (or, in any other case, shall make its election promptly upon the receipt of notice); and provided, further, that if the undersigned shall receive property other than cash and Dime shall elect a cash payment, then the amount paid will be net of reasonable and customary expenses actually incurred in the sale of such property (solely in an amount necessary to comply with the terms of this letter agreement) by the undersigned. The "Applicable Consideration" for purposes of this letter agreement shall mean $52.00; provided, that if the event or transaction referred to in paragraph 7(1) of this letter agreement occurs after June 1, 1997, the Applicable Consideration shall be increased by an amount equal to the product of $.01 and the number of days elapsed during the period beginning on but excluding June 1, 1997, through and including the date on which such event or transaction occurs.

               8. The undersigned agree to cause those other persons and entities that are parties to the 1993 Agreement (other than BFS), or successors to such parties, to comply with this letter agreement as if they were a party hereto.

               9. Except for paragraphs 7 and 8, which shall survive the termination of this letter agreement for the period specified in paragraph 7, this letter agreement shall terminate at the time of the termination of the Merger Agreement, except that any such termination shall be without prejudice to your rights arising out of any breach of any agreement or representation contained herein.

Dime Bancorp, Inc.                                                     Page 5



          This letter agreement constitutes the complete understanding between the undersigned and Dime concerning the subject matter hereof. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

                                          Very truly yours,


                                          FREDRIC H. GOULD


                                          ---------------------



                                          GOULD INVESTORS, L.P.,
                                            a Delaware limited partnership

                                            By: Georgetown Partners, Inc.,
                                                its Managing General Partner


                                            By: ---------------------
                                                Name:  Fredric H. Gould
                                                Title:  Chairman


Accepted:

DIME BANCORP, INC.




By: ------------------------
    Name:  James M. Large, Jr.
    Title:  Chairman and Chief
            Executive Officer

                                                                       Annex 3



                                            December 3, 1996



Dime Bancorp, Inc.,
   589 Fifth Avenue,
      New York, New York  10017.


          Re:  Agreement and Plan of Merger by
               and between Dime Bancorp, Inc. and
               BFS Bankorp, Inc.

Ladies and Gentlemen:

          The undersigned understands that Dime Bancorp, Inc. ("Dime") is considering entering into an Agreement and Plan of Merger, to be dated as of the date hereof (the "Merger Agreement"), with BFS Bankorp, Inc. ("BFS") and providing for the merger of a wholly owned subsidiary of Dime with and into BFS (the "Merger"). In consideration of the substantial expenses and other obligations Dime will incur in connection with the transactions contemplated by the Merger Agreement and in order to induce Dime to execute the Merger Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes as follows:

          1. The undersigned represents and warrants that he is the beneficial and record owner of 55,188 shares of common stock, par value $.01 per share (the "Common Stock"), of BFS.

          2. The undersigned will vote or cause to be voted for approval of the Merger all shares of Common Stock that, on the record date therefor, are beneficially owned by the undersigned or with respect to which the undersigned has the power to vote.

          3. The undersigned agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any shares of Common Stock now or hereafter beneficially owned by the undersigned (including as part of a transaction involving the sale of BFS); provided, however, that nothing contained herein shall prohibit the

Dime Bancorp, Inc.                                                    Page 2



     undersigned from pledging any of such shares pursuant to a standard margin contract or arrangement. In the case of any transfer by operation of law, this letter agreement shall be binding upon and inure to the transferee. Any transfer or other disposition in violation of the terms of this paragraph 3 shall be null and void.

          4. In his capacity as a stockholder of BFS, the undersigned shall cooperate with Dime and BFS in (a) preparing and filing documentation, (b) effecting applications, notices, petitions, filings and other documents and
     (c) obtaining permits, consents, orders, approvals and authorizations necessary to make effective the Merger and the other transactions contemplated by the Merger Agreement and, except as permitted by this letter agreement or the Merger Agreement, shall not wilfully take, or cause to be taken, any action that could significantly impair the prospects of completing the Merger in accordance with the Merger Agreement.

          5. This letter agreement shall terminate at the time of the termination of the Merger Agreement, except that any such termination shall be without prejudice to your rights arising out of any breach of any agreement or representation contained herein.

Dime Bancorp, Inc.                                                   Page 3



          This letter agreement constitutes the complete understanding between the undersigned and Dime concerning the subject matter hereof. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

                                           Very truly yours,


                                           JAMES A. RANDALL


                                           ---------------------

Accepted:

DIME BANCORP, INC.



By: ------------------------
    Name:  James M. Large, Jr.
    Title:  Chairman and Chief
            Executive Officer